Exhibit 99.1

iStar Financial Inc.

1114 Avenue of the Americas

New York, NY 10036

(212) 930-9400

News Release

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Financial Announces Pricing of Unsecured Senior Notes Offering

NEW YORK - May 3, 2012 - iStar Financial Inc. (NYSE: SFI) announced today that it has agreed to sell $275 million aggregate principal amount of its 9.00% Senior Notes due 2017 (the “Notes”) at 98.012% of their principal amount in a private offering.  iStar will use the net proceeds from the offering to repay unsecured indebtedness maturing in 2012.

The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States in reliance upon Regulation S under the Securities Act.

This press release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

This press release includes statements that are considered “forward-looking statements.” These forward-looking statements reflect the Company’s current views about its plans, strategies and prospects, which are based on the information currently available to it and on assumptions that the Company’s management has made. Although the Company believes that its plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that the plans, intentions or expectations will be achieved. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, and you should not place undue reliance on those statements.

#  #  #